May 26, 2009

Cook & Bynum Funds Trust
2204 Lakeshore Drive, Suite 218
Birmingham, AL  35209

Re:	Subscription for Shares

Ladies and Gentlemen:

Richard P. Cook, in consideration of the formation of Cook & Bynum Funds Trust (the “Trust”) and its initial series, The Cook & Bynum Fund (the”Fund”), hereby subscribes for 5,000 Shares of beneficial interest, par value $0.01 per share, of shares of the Fund (the “Shares”) and agrees to pay $50,000 for the Shares ($10.00 per share).

This subscription will be payable and the Shares subscribed for in this letter will be issued prior to the effective date of the registration of the Shares under the Securities Act of 1933, as amended (the “Act”).  The payment of this subscription will be in cash.

In connection with your sale to me today of the Shares, I understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Shares to me is in reliance on the sale’s being exempt under Section 4(2) of the Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on my representation, which I hereby confirm, that I am acquiring the Shares for investment and for my own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares.  I hereby agree that I will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

This letter is intended to take effect as an instrument under seal and shall be construed under the laws of the State of Delaware.

Please indicate your agreement and acceptance of this subscription by signing below.

By:	/s/ Richard P. Cook
Richard P. Cook

Accepted and Agreed to on May 26, 2009

COOK & BYNUM FUNDS TRUST
on behalf of The Cook & Bynum Fund

By:	J. Dowe Bynum
Name: J. Dowe Bynum
Title: Vice President, Secretary and Trustee